Exhibit (b)(iii)

Execution Version

ARES CAPITAL MANAGEMENT LLC 245 Park Avenue, 44th Floor New York, New York 10029	BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP 345 Park Avenue, 31st Floor New York, NY 10154	BLUE OWL CREDIT ADVISORS LLC 399 Park Avenue, 38th Floor New York, NY 10022

GOLUB CAPITAL LLC 200 Park Avenue New York, NY 10166	HPS INVESTMENT PARTNERS, LLC 40 West 57th Street New York, NY 10019	SIXTH STREET PARTNERS, LLC 2100 McKinney, Suite 1500 Dallas, TX 75201

CONFIDENTIAL June 6, 2024

BCPE Polymath Buyer, Inc.

c/o Bain Capital Private Equity, LP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Jonathan Belitsos and Stephen Cameron

Project Picasso

Commitment Letter

Ladies and Gentlemen:

You have advised Ares Capital Management LLC (solely in its capacity as manager to one or more managed funds and accounts, “Ares”), Blackstone Alternative Credit Advisors LP (on behalf of funds, accounts and clients managed, advised or sub-advised by it or its affiliates, “Blackstone Credit”), Blue Owl Credit Advisors LLC (on behalf of its affiliated advisors and its and their managed funds and accounts, “Blue Owl”), Golub Capital LLC (together with its affiliates and its or their managed funds, “Golub”), HPS Investment Partners LLC (together with its affiliates and any funds, entities, investors or accounts that it manages, sponsors, administers or advises, “HPS”), Sixth Street Partners, LLC (acting as agent for and on behalf of certain of its affiliated funds, related funds and investment vehicles, “Sixth Street”, and together with Ares, Blackstone Credit, Blue Owl, Golub, HPS and any other Commitment Parties as appointed as described below, collectively, the “Commitment Parties”, “we” or “us”) that BCPE Polymath Buyer, Inc., a Delaware corporation and newly formed entity (“Buyer” or “you”) formed at the direction of Bain Capital Private Equity, LP (together with its affiliates and associated funds, the “Sponsor”), intends to acquire, directly or indirectly, the Target Company (as defined in the Transaction Description), pursuant to the Acquisition Agreement (as defined in the Transaction Description). You have advised us that you desire to establish certain credit facilities in order to consummate the Acquisition, the Closing Refinancing and the other Transactions as defined and described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Conditions Precedent to Funding attached hereto as Exhibit C (together with this letter agreement, the Transaction Description and the Term Sheet, collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Commitment Letter”) and the fee letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this letter agreement shall be determined by reference to the context in which it is used.

1.	Commitments.

In connection with the Transactions, (a) (i) Ares hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility, (ii) Blackstone Credit hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility, (iii) Blue Owl hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility, (iv) Golub hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility, (v) HPS hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility and (vi) Sixth Street (acting as agent for and on behalf of certain of its affiliated funds, related funds and investment vehicles) hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Initial Term Loan Facility (each of Ares, Blackstone Credit, Blue Owl, Golub, HPS and Sixth Street, in such capacity, an “Initial Term Loan Lender” and, collectively, the “Initial Term Loan Lenders”), (b) (i) Ares hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility, (ii) Blackstone Credit hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility, (iii) Blue Owl hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility, (iv) Golub hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility, (v) HPS hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility and (vi) Sixth Street (acting as agent for and on behalf of certain of its affiliated funds, related funds and investment vehicles) hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Revolving Credit Facility (each of Ares, Blackstone Credit, Blue Owl, Golub, HPS and Sixth Street, in such capacity, an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders”) and (c) (i) Ares hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility, (ii) Blackstone Credit hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility, (iii) Blue Owl hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility, (iv) Golub hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility, (v) HPS hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility and (vi) Sixth Street (acting as agent for and on behalf of certain of its affiliated funds, related funds and investment vehicles) hereby commits to provide the percentage set forth in Schedule 1 to this Commitment Letter beside its name of the aggregate principal amount of the Delayed Draw Term Loan Facility (each of Ares, Blackstone Credit, Blue Owl, Golub, HPS and Sixth Street, in such capacity, an “Initial DDTL Lender” and, collectively, the “Initial DDTL Lenders”; the Initial DDTL Lenders collectively with the Initial Term Loan Lenders and the Initial Revolving Lenders, the “Initial Lenders”; the banks, financial institutions or other entities becoming parties to the Facilities Documentation, together with the Initial Lenders, the “Lenders”), in each case, upon the terms set forth in this letter agreement and in the Term Sheet and subject only to the satisfaction or waiver of the applicable conditions expressly set forth in Exhibit C of this Commitment Letter.

2.	Titles and Roles.

You hereby appoint Ares, Blackstone Credit, Blue Owl, Golub, HPS and Sixth Street (or one or more of its affiliates) (each, in such capacity, a “Lead Arranger” and collectively with any other Lead Arrangers appointed as described below, the “Lead Arrangers”) to act, and each Lead Arranger hereby agrees to act, as a lead arranger and bookrunner, upon the terms set forth in this Commitment Letter. You hereby appoint HPS (in such capacity, a “Joint Bookrunner” and together with any other bookrunner appointed as described below, the “Joint Bookrunners”) to act, and each Joint Bookrunner hereby agrees to act, as a bookrunner, upon the terms set forth in this Commitment Letter. It is agreed that Ares Capital Corporation will act as administrative agent in respect of the Facilities (in such capacity, the “Administrative Agent”).

You and the Sponsor shall have the right to appoint, with up to 10.0% of the economics and commitment amounts for each of the Facilities, additional banks, financial institutions or other entities as arrangers, bookrunners, managers, agents or co-agents (any such arranger, bookrunner, manager, agent or co-agent, an “Additional Arranger”) within 20 business days after the date this Commitment Letter is executed by you; provided that (a) each such Additional Arranger’s several commitment shall be pro rata among the Facilities, (b) such Additional Arranger (or its affiliates) shall assume a proportion of the commitments with respect to the applicable Facilities that is equal to the proportion of the economics allocated to such Additional Arranger (or its affiliates), (c) no Additional Arranger (together with its affiliates) shall receive greater compensatory economics with respect to any Facility than the economics allocated to the Initial Lenders party to this Commitment Letter on the date hereof in respect of such Facility and (d) to the extent you appoint Additional Arrangers and/or confer additional titles in respect of the Facilities on the Additional Arrangers, the economics allocated to, and the commitment amounts of, the Initial Lenders in respect of the Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Arrangers (or their respective affiliates), in each case upon the execution and delivery by such Additional Arrangers and you of customary joinder documentation or an amendment hereto, and, thereafter, each such Additional Arranger shall constitute a “Commitment Party”, “Initial Lender”, and/or “Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter, it being agreed and understood that Excluded Affiliates (as defined below) of such Additional Arrangers shall be treated in the same manner as Excluded Affiliates of any Commitment Party hereunder.

It is further agreed that (a) Ares shall appear on the “left” of all marketing and other materials in connection with the Facilities and will have the rights and responsibilities customarily associated with such name placement and (b) the Additional Arrangers will be listed in the order determined by you in any marketing or other materials. Except as set forth above, no other arrangers, bookrunners, managers, agents or co-agents will be appointed and no compensation with respect to any of the Facilities outside the terms contained herein and in the Fee Letter will be paid, in each case in order to obtain a commitment to participate in the Facilities, in each case, unless you and we so agree.

Except as provided herein with respect to Additional Arrangers, as applicable, upon the joinder of such Additional Arrangers pursuant to the terms hereof, in respect of the amount allocated to such Additional Arrangers, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any assignment or participation of the Facilities, including its commitments hereunder in respect thereof, until after the initial funding of the Facilities and the occurrence of the Closing Date, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities and the occurrence of the Closing Date and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Notwithstanding anything set forth herein to the contrary, (a) no Initial Lender will assign or participate its commitments hereunder (i) to those banks, financial institutions, institutional lenders or investors (including persons primarily engaged in private equity or venture capital) (or related funds of any such persons) identified in writing to the Lead Arrangers by you, the Borrower or the Sponsor on or prior to the date hereof (or, (x) if after the date hereof and prior to the Closing Date, upon written notice to, and with the consent (not to be unreasonably withheld, conditioned or delayed) of, the Lead Arrangers holding a majority of the aggregate commitments under the Facilities on the date hereof and (y) if on or after the Closing Date, upon written notice to, and with the consent (not to be unreasonably withheld, conditioned or delayed) of, the Administrative Agent (without retroactive effect)) and, in the case of all of the foregoing under this clause (i), their respective affiliates (to the extent reasonably identifiable on the basis of name or otherwise identified in writing by you to the Administrative Agent to be an affiliate), (ii) to any competitor of (x) prior to the Closing Date, the Target Company and (y) from and after the Closing Date, Holdings and its affiliates (including the Target Company), and, in each case, any affiliate of such competitor, that is identified in writing to the Lead Arrangers by you, the Borrower or any Sponsor (which list may be updated upon written notice to the Lead Arrangers (or if after the Closing Date, upon written notice to the Administrative Agent (without retroactive effect)) and, in the case of all of the foregoing under this clause (ii), their respective affiliates (to the extent reasonably identifiable on the basis of name or otherwise identified by you to the Administrative Agent to be an affiliate) other than affiliates that constitute bona fide diversified debt funds primarily investing in loans and (iii) to Excluded Affiliates (collectively, the “Disqualified Institutions”; provided that no fund or account operating as part of the credit division of Blackstone Inc. shall constitute a Disqualified Institution), and no Disqualified Institutions may become Lenders or otherwise participate in the Facilities.

3.	Information.

You hereby represent and warrant that, to your knowledge, insofar as it applies to information concerning the Target Company and its business, (a) all written information concerning you, the Target Company and your and its respective subsidiaries and your and its respective businesses (other than any financial projections relating to you and the Target Company (such financial projections of the Target Company (the “Projections”), estimates, forecasts and budgets and other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you (or on your behalf at your request) to any Commitment Party in connection with the Transactions and about the Target Company, its subsidiaries and their respective businesses (the “Information”) did not or will not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, in each case, as supplemented and updated from time to time, and (b) the Projections will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof based on information provided by you, the Target Company or your or their representatives; it being understood (i) that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (ii) that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (iii) that such Projections are not a guarantee of performance. If at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections concerning the Target Company and its business), you agree to (and to use your commercially reasonable efforts with respect to the Information and the Projections concerning the Target Company and its business) promptly supplement the Information and the Projections such that the representations and warranties in the preceding sentence remain true in all material respects (to your knowledge insofar as it applies to the Information and Projections concerning the Target Company and its business), it being understood in each case that such supplementation shall cure any breach of such representations and warranties. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.

4.	Fees.

As consideration for the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreement to structure and arrange the Facilities, you agree to pay (or to cause to be paid) the fees as set forth in the Fee Letter.

5.	Conditions.

The Initial Lenders’ commitments hereunder to fund the Facilities on the Closing Date are subject solely to the applicable conditions expressly set forth in Exhibit C hereto (and, solely with respect to the Delayed Draw Term Loan Facility (to the extent funded on the Closing Date) the condition set forth in clause (d) under the heading “Conditions Precedent to Borrowings under the Delayed Draw Term Loan Facility in Exhibit B hereto), and upon the satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Documentation to the funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation or any other agreement, other than the waiver or satisfaction of the conditions that are expressly set forth in Exhibit C (and, solely with respect to the Delayed Draw Term Facility (to the extent funded on the Closing Date), the condition set forth in clause (d) under the heading “Conditions Precedent to Borrowings under the Delayed Draw Term Facility” in Exhibit B).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions or otherwise to the contrary, (a) the only representations and warranties to be a condition to funding on the Closing Date, and that shall be made on the Closing Date, shall be (i) such of the representations and warranties made by the Target Company with respect to the Target Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) without incurring any liability as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in Exhibit C as attached hereto are satisfied or waived by the Lead Arrangers (it being understood that to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest therein) (other than (i) to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or (ii) by the delivery of stock or other equity certificates of the Borrower or any material domestic wholly-owned restricted subsidiary of the Borrower (if any) that is part of the Collateral (solely, in the case of the subsidiaries of the Target, to the extent such stock or other equity certificates have been received from the Target Company after your use of commercially reasonable efforts) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such Collateral or any security interests (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall instead be required to be delivered or provided within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the Administrative Agent) pursuant to arrangements to be mutually agreed by the Borrower and the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties made by the Loan Parties set forth in the Facilities Documentation relating to: organizational existence of the Loan Parties; organizational power and authority of the Loan Parties, and due authorization, execution and delivery by the Loan Parties, in each case, as they relate to their entry into and performance of the Facilities Documentation; enforceability of the Facilities Documentation against the Loan Parties; no conflicts with charter documents of the Loan Parties as it relates to their entry into and performance of the Facilities Documentation; solvency of the Borrower and its restricted subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to Exhibit C attached hereto); subject to the immediately preceding sentence and the limitations set forth in the Term Sheet, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; the use of proceeds of borrowings under the Facilities on the Closing Date not violating the Patriot Act (as defined below), OFAC and FCPA; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations or the Specified Representations are qualified or subject to “material adverse effect,” the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement (a “Company Material Adverse Effect”) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. The provisions of this paragraph are referred to as the “Certain Funds Provision”.

6.	Indemnity; Costs and Expenses.

You agree to indemnify and hold harmless each Commitment Party, its affiliates (other than any Excluded Affiliate acting in its capacity as such) and their respective officers, directors, employees, members, managed funds, managed accounts, agents, advisors, representatives and controlling persons involved in the Transactions and their respective successors and permitted assigns (each, a “Related Party”), it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as (a) financial advisors to you, the Sponsor, the Existing Investors, the Target Company or your or its respective subsidiaries in connection with the Acquisition or any other potential acquisition of the Target Company or its subsidiaries, (b) a co-investor in the Transactions or any potential acquisition of the Target Company or (c) a direct or indirect shareholder in the Target Company (collectively, the “Indemnified Persons” and each individually an “Indemnified Person”), from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, actually incurred or suffered by any such Indemnified Person arising out of or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter or the Transactions (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by an Indemnified Party, a third party or by you or any of your affiliates, and whether or not any aspect of the Transactions is consummated and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable and documented out-of-pocket fees and reasonable and documented out-of-pocket expenses of one primary counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Indemnified Persons actually affected by such conflict, taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction, but no other third-party advisors without your prior consent, and other reasonable and documented out-of-pocket expenses incurred in connection with investigating, or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (i) they resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or their respective Related Parties (as determined in a final non-appealable judgment in a court of competent jurisdiction), (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or their respective Related Parties under this Commitment Letter or the Fee Letter (as determined in a final non-appealable judgment in a court of competent jurisdiction), or (C) any dispute among Indemnified Persons (or their respective affiliates or Related Parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against the Administrative Agent or a Lead Arranger in its capacity as such but subject to clauses (i)(A) and (B) above) or (ii) they have resulted from any agreement governing any settlement referred to below by such Indemnified Person that is effected without your prior written consent (which may include through electronic means) (which consent shall not be unreasonably withheld or delayed). Each Indemnified Person agrees (by accepting the benefits hereof), severally and not jointly, to refund and return promptly any and all amounts paid by you (or on your behalf) under this Section 6 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined in a final non-appealable judgment of a court of competent jurisdiction).

In addition, if the Closing Date occurs, you hereby agree to reimburse the Lead Arrangers and Initial Lenders on the Closing Date (to the extent you have been provided an invoice therefor at least three (3) business days prior to the Closing Date) for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket expenses of the Lead Arrangers’ due diligence investigation, consultants’ fees (to the extent any such consultant has been hired with your prior consent), travel expenses and reasonable and documented fees, disbursements and other charges of counsel, but in the case of legal fees and expenses of counsel, limited to the reasonable and documented fees and reasonable and documented out-of-pocket expenses of Davis Polk & Wardwell LLP and, if reasonably necessary, one local counsel in each relevant material jurisdiction) incurred in connection with the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation. You acknowledge that the Commitment Parties may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto.

Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its affiliates or Related Parties of this Commitment Letter, the Fee Letter or the Facilities Documentation, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any special, indirect, consequential or punitive damages arising out of or in connection with this Commitment Letter or the Fee Letter (provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth above in the second preceding paragraph in respect of any actual losses, claims, damages, liabilities and expenses, joint or several, actually incurred or suffered by an Indemnified Person to a third party unaffiliated with the Commitment Parties that are otherwise required to be indemnified in accordance with this Section 6). You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (which may include through electronic means) (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, claims, damages, liabilities and expenses incurred or suffered by reason of such settlement or judgment in accordance with the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed, denied or conditioned, it being understood and agreed that the withholding of consent due to non-satisfaction of the conditions described in clauses (a) and (b) below shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with an actual conflict of interest, or (iii) the Indemnified Person reasonably determines that there are conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel to the extent provided herein.

Each Indemnified Person shall, in consultation with you, take all commercially reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall use commercially reasonable efforts to give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

7.	Confidentiality.

You acknowledge that the Lead Arrangers, the Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you or the Target Company may have conflicting interests. None of the Commitment Parties or their respective affiliates will use information obtained from you, the Target Company, the Sponsor, the Existing Investors or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or any of their other respective relationships with you, the Target Company, the Sponsor, the Existing Investors or any of your or their respective affiliates in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Sponsor, the Existing Investors, the Target Company or your or their respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the debt transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of and responsible for evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge that certain of the Lead Arrangers (or an affiliate thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion in accordance with applicable law. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each such Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with the financing transactions contemplated by this Commitment Letter.

You agree that you will not disclose this Commitment Letter, the Fee Letter or the contents of any of the foregoing to any person without our prior written approval (which may include through electronic means) (not to be unreasonably withheld, conditioned, delayed or denied), except that you may disclose (a) this Commitment Letter, the Fee Letter and the contents hereof and thereof (i) to the Sponsor, the Existing Investors, and to actual and potential co-investors (including, without limitation, to actual and potential purchasers of preferred equity) and to your, the Sponsor’s, the Existing Investors’ and such co-investors’ respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors on a confidential basis and (ii) as required by applicable law or compulsory legal process, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities (including, without limitation, any filing of this Commitment Letter with the U.S. Securities and Exchange Commission) (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter, the Fee Letter and the contents hereof and thereof to the Target Company, any direct or indirect parent company of the Target Company and their respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential basis (provided that any such disclosure of the Fee Letter shall be subject to redaction of the fees and the economic provisions contained therein in a customary manner (other than (i) after your countersigning of this Commitment Letter and the Fee Letter, disclosures to the holders of the Rollover Equity and (ii) after the Closing Date, disclosures to the Target Company and its officers, directors, agents, employees, attorneys, accountants and advisors (but without disclosing the fees therein specifically on a standalone basis))), (c) the existence and contents of the Term Sheet to any rating agency, (d) the existence and contents of this Commitment Letter and the Fee Letter to any actual or potential Additional Agent (and its respective officers, directors, employees, attorneys, accountants, and advisors, in each case on a confidential basis) or, other than with respect to the Fee Letter, to a potential Lender (and its respective officers, directors, employees, attorneys, accountants, and advisors, in each case on a confidential basis), (e) the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof) to any actual or potential lender or other debt financing source (and its respective officers, directors, employees, attorneys, accountants and advisors, in each case, on a confidential basis) in connection with the Transactions, (f) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions, (g) the existence and contents of this Commitment Letter in any proxy, public filing, prospectus, offering memorandum, offering circular, syndication materials or other marketing materials in connection with the Acquisition or the financing thereof, (h) this Commitment Letter, the Fee Letter and the contents hereof and thereof in connection with protecting or enforcing any right under this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter or (i) this Commitment Letter and the contents hereof to the extent it becomes publicly available other than as a result of a breach of this Commitment Letter by you or breach of another confidentiality obligation owed to a Commitment Party by you, the Target Company or your or its respective affiliates; provided that, the foregoing restrictions shall cease to apply on the earlier of (i) two years after the date hereof and (ii) the date the Facilities Documentation shall have been executed and delivered by the parties thereto (other than in respect of the Fee Letter and the contents thereof to the extent required hereby).

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information with respect to the Transactions or obtained from or on behalf of you, the Target Company or your or its respective affiliates in the course of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their respective directors, officers, agents, employees, attorneys, managed funds, managed accounts, limited partners, current or prospective investors and financing sources, accountants and advisors, and to their respective affiliates involved in the Transactions (other than, in each case, Excluded Affiliates), on a “need to know” basis in connection with evaluating the financing transactions hereunder and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with such Commitment Party responsible for such persons’ compliance with this Section 7), (b) on a confidential basis to any bona fide prospective Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution and other persons to whom you have affirmatively declined to consent to the assignment thereto prior to the disclosure of such confidential information to such person) that agrees to keep such information confidential in accordance with (x) the provisions of this paragraph (or language substantially similar to this paragraph that is reasonably acceptable to the Sponsor and you) or (y) other customary confidentiality language in a “click-through” arrangement) for the benefit of you, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to inform you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any federal, state or bank regulatory or self-regulatory agencies or authority having jurisdiction over a Commitment Party (including in any audit, examination, inspection or other inquiry conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Fee Letter or other confidentiality or fiduciary obligation owed by such Commitment Party to you, the Sponsor, the Existing Investors, the Target Company or your or their respective affiliates or (ii) becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf that, to such Commitment Party’s knowledge (after due inquiry), is not in violation of any confidentiality or fiduciary obligation owed to you, the Target Company, the Sponsor, the Existing Investors or your or their respective affiliates, (f) to the extent you shall have consented in advance to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the Commitment

Parties’ rights with respect to this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (h) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense, (i) to the extent independently developed by such Commitment Party without reliance on confidential information or (j) with respect to the existence and contents of the Term Sheet, in consultation with you, to any rating agency or to the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, Private Placement Numbers or any other similar numbers with respect to the Facilities; provided that, no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged as principals primarily in private equity or venture capital (a “Private Equity Affiliate”) or are engaged in the sale of the Target Company, including through the provision of advisory services (a “Sell Side Affiliate” and, together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, and who are made aware of the provisions of this paragraph. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Facilities Documentation upon the effectiveness thereof and, in any event, will terminate two years from the date hereof. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of any Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion).

8.	Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”)) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies each Loan Party, which information may include its name and address and other information that will allow each of us and the Lenders to identify each Loan Party in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

9.	Governing Law, Etc.

This Commitment Letter and the commitments hereunder and the Fee Letter shall not be assignable by any party hereto (except (a) by the Commitment Parties as expressly set forth in Section 2 above (and subject to the limitations set forth therein), (b) by Ares, Blue Owl, Golub, HPS and Sixth Street to one or more of their respective affiliates, managed funds or managed accounts without limitation, (c) notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that Blackstone Credit, any of its affiliates, and shall include, without limitation, certain funds, accounts and clients managed, advised or sub-advised by Blackstone Credit or any of their respective affiliates, as the context may require, and any warehouse entity (the “Blackstone Entities”) to (without notice or consent of or payment of any fee to any person or entity) reallocate, sell, assign or otherwise transfer its commitment in respect of the Facilities and/or any closing payment to other Blackstone Entities; provided that no such re-allocation, sale, assignment or transfer shall reduce or release any such Blackstone Entity from its commitment in respect of the Facilities hereunder until the actual funding of the application portion of the Facilities by the relevant transferee on the Closing Date and (d) by you to the Target Company or any newly-formed domestic entity that is or will be, directly or indirectly, controlled by you or Closing Date Investors and which will, directly or indirectly, wholly own (or be wholly owned by) you after giving effect to the Transactions (including the Target Company)) without the prior written consent of each of the other parties hereto, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Without limitation of the foregoing, the words “execution”, “executed”, “signed”, “signature” and words of like import shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto and (ii) supersede all prior understandings with respect to the matters referred to and contemplated therein and thereby. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Sponsor, the Indemnified Persons and, if any of this Commitment Letter or any commitment hereunder is assigned in accordance with the first sentence of this Section 9 above, the applicable permitted assignee or assignees. Subject to the limitations set forth in Section 2 above, the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates (other than an Excluded Affiliate or other Disqualified Institution) and the provisions of Section 6 shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and whether a Company Material Adverse Effect has occurred, (b) the accuracy of any Specified Acquisition Agreement Representations and whether you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) without incurring any liability as a result of a breach of such Specified Acquisition Agreement Representations and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by and construed in accordance with the laws governing the Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and, in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereunder or thereunder, whether in contract, tort or otherwise, in equity or at law, and irrevocably and unconditionally agrees that it will not commence any such suit, action or proceeding against any of the other parties hereto arising out of or in any way relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereunder or thereunder in any forum other than such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party at its address above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN EQUITY OR AT LAW) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Each of the parties hereto agrees that, if accepted by you, each of this Commitment Letter and the Fee Letter constitutes a binding and enforceable agreement with respect to the subject matter herein and therein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that (a) the initial funding of the Facilities is subject solely to the conditions specified in Exhibit C hereto, including the execution and delivery by the Loan Parties of the Facilities Documentation in a manner consistent with this Commitment Letter (including the Documentation Principles) and (b) the commitments provided hereunder with respect to the Facilities are subject only to those conditions set forth in Exhibit C hereto.

Reasonably promptly after the execution by you of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation in a manner consistent with this Commitment Letter (including the Documentation Principles) for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the closing of the Acquisition.

The compensation (if applicable), expense reimbursement (if applicable), information, indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, absence of fiduciary duty, survival and confidentiality provisions contained herein and, if applicable, in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than your obligations relating to the confidentiality of the Fee Letter to the extent set forth herein, shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate all or any portion of the Initial Lenders’ commitments (on a pro rata basis among the Initial Lenders in the applicable Facility) hereunder at any time subject to the provisions of the preceding sentence.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Commitment Parties, the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letter, in each case not later than 11:59 p.m., New York City time, on June 7, 2024, failing which the Initial Lenders’ commitments hereunder will expire at such time. In the event that (a) the initial borrowing in respect of the Term Loan Facility does not occur on or before the date that is five business days after the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the Acquisition closes with or without the use of the Facilities (in each case, solely as to such Facility) or (c)

the Acquisition Agreement is validly terminated by you (or your affiliates) or with your (or your affiliates’) written consent prior to the closing of the Acquisition, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. The termination of any commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ARES CAPITAL MANAGEMENT LLC, as a Lead Arranger and as an Initial Lender, solely in its capacity as manager to certain funds and accounts

By:	/s/ Mark Affolter
Name: Mark Affolter
Title: Authorized Signatory

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLUB CAPITAL LLC

By:	/s/ Robert G. Tuchscherer
Name: Robert G. Tuchscherer
Title: Senior Managing Director

[Signature Page to Commitment Letter]

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BLUE OWL CREDIT ADVISORS LLC on behalf of its affiliated advisors and their managed funds and accounts

By:	/s/ Jon ten Oever
Name: Jon ten Oever
Title: Authorized Signatory

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By:	/s/ John Vitols
Name: John Vitols
Title: Managing Director

[Signature Page to Commitment Letter]

SIXTH STREET PARTNERS, LLC, acting as agent for and on behalf of certain of its affiliated funds, related funds and investment vehicles

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first written above:

BCPE POLYMATH BUYER, INC.

By:	/s/ David Humphrey
Name: David Humphrey
Title: President

[Signature Page to Commitment Letter]